SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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☐ Definitive Proxy Statement
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SHORE BANCSHARES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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18 E. Dover Street
Easton, Maryland 21601

April 17, 2024

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT DATED APRIL 16, 2024 FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2024

Explanatory Note

This supplement (this “Supplement”) updates certain information included in the definitive proxy statement, dated April 16, 2024 (the “Proxy Statement”), for the annual meeting of shareholders of Shore Bancshares, Inc. (the “Company”) to be held on May 30, 2024 (the “Annual Meeting”). The Director Compensation Table on page 22 of the Proxy Statement, which sets forth information regarding the compensation of the Company’s non-employee directors for the year ended December 31, 2023, inadvertently omitted compensation information with respect to Frank E. Mason, III, a non-employee director of the Company. A corrected Director Compensation Table for the year ended December 31, 2023, that also includes compensation information for Mr. Mason, is included below. Other than the corrected Director Compensation Table included below, the Proxy Statement remains unchanged, and this Supplement does not otherwise modify, amend, supplement or affect the Proxy Statement.

From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously distributed for the Annual Meeting.

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Director Compensation Table

Name	Fees earned or paid in cash ($)(1)	Fees earned or paid in restricted stock ($)(2)	Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael B. Adams(5)	20,008	26,992	-	739	47,739
Blenda Armistead(9)	14,625	11,254	-	525	26,404
R. Michael Clemmer, Jr.	40,013	26,987	-	1,838	68,838
William E. Esham, III	37,513	26,987	-	-	64,500
Alan J. Hyatt(6)	50,013	26,987	-	150,741 (7)	227,741
Louis P. Jenkins, Jr.(5)	20,008	26,992	-	510	47,510
David S. Jones	35,013	26,987	-	1,701	63,701
James A. Judge	37,513	26,987	-	741	65,241
Clyde V. Kelly, III	40,013	26,987	-	741	67,741
John A. Lamon	35,013	26,987	-	741	62,741
Frank E. Mason, III	40,013	26,987	-	1,838	68,838

Rebecca M. McDonald(5)	17,508	26,992	-	510	45,010
David W. Moore	37,513	26,987	-	-	64,500
Mary Todd Peterson(5)	20,008	26,992	-	510	47,510
E. Lawrence Sanders, III(5)	17,508	26,992	6,637	510	51,647
Austin J. Slater, Jr.(5)	17,508	26,992	-	759	45,259
Joseph V. Stone, Jr.(5)	17,508	26,992	29,269	510	74,279
Esther A. Streete	37,513	26,987	-	139	64,639
Jeffrey E. Thompson(8)	20,013	13,494	-	556	34,063
Konrad M. Wayson	35,013	26,987	-	1,701	63,701
Dawn M. Willey	35,013	26,987	-	1,701	63,701

(1)    Includes fees for which the director has elected to receive shares of our Common Stock in lieu of cash. The number of shares of stock received by each director in lieu of cash during 2023 was as follows: Mr. Mason 2,287 shares for $40,000; Mr. Clemmer 2,287 shares for $40,000; Ms. Willey 2,001 shares for $35,000; Mr. Wayson 2,001 shares for $35,000; Mr. Jones 2,001 shares for $35,000; and Mr. Adams 1,901 for $20,000.
(2)    Includes amounts earned for serving on the Board of the Company paid in the form of restricted stock. The amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, “Accounting for Stock Compensation” (“ASC 718”). See Note 14 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 regarding assumptions underlying valuation of equity awards.
(3)    Represents the portion of non-qualified deferred compensation earnings that was above the Internal Revenue Service long-term rate. Under the plan, interest is credited at a rate equal to the Company’s annualized return on equity or based on the gains or losses on the deemed investments.
(4)     Represents dividends paid on unvested restricted stock.
(5)    Messrs. Adams, Jenkins, Sanders, Slater, Stone, and Ms. McDonald and Ms. Peterson joined the Board effective July 1, 2023 upon completion of the Company’s merger with Community Financial.
(6)    The position of Chairman of the Board is paid a higher annual retainer than the remaining directors.
(7)    Represents compensation of $150,000 for consulting services performed by Mr. Hyatt pursuant to the terms of a consulting agreement between Mr. Hyatt and the Bank and $741 in dividends paid on unvested restricted stock.
(8)    Mr. Thompson resigned from the Board of Directors of Company effective July 1, 2023 upon the closing of the Company’s acquisition of Community Financial.
(9)    Ms. Armistead’s service on the Board of Directors concluded with the expiration of her term as a director on May 23, 2023.